LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), effective as of the 7th day of July, 2021 (the “Effective Date”), is made by and between 1717 OSSRE, LLC, a Pennsylvania limited liability company (“Landlord”), and SAVARA INC., a Delaware corporation (“Tenant”).

1. Basic Lease Terms and Definitions.

(a) Premises: Suite 302 located on the 3rd floor of the Building, containing an agreed upon 2,465 rentable square feet, as identified on Exhibit A attached hereto.

(b) Building: that certain building located at 1717 Langhorne Newtown Road, Langhorne, PA 19047, containing an agreed upon 67,219 rentable square feet.

(c) Initial Term: 36 months.

(d) Lease Commencement and Expiration Dates: The term of this Lease shall commence (“Commencement Date”) upon Substantial Completion of the Tenant Improvements, which is anticipated to occur on or about 90 days from the Effective Date, and shall end (unless sooner terminated) at 11:59 PM on the last day of the month which is 36 full months from the Commencement Date (“Expiration Date”). Upon the Commencement Date, the parties shall memorialize the same by executing and delivering a Commencement Letter in substantially the form of Exhibit F attached to this Lease.

(e) Renewal Option: Tenant shall have the right and option to extend the Initial Term (the “Renewal Option”) for 1 additional period of 36 months (the “Renewal Term”), on and subject to the terms and conditions of Section 4(b) hereof.

(f) Minimum Annual Rent: Payable in monthly installments as follows:

Initial Term

Lease Year	Annual Amount	Monthly Installment	Amt. Per Sg. Ft.
1	$69,020.00	$5,751.67	$ 28.00
2	$70,252.50	$5,854.38	$ 28.50
3	$71,485.00	$5,957.08	$ 29.00

(g) Annual Operating Expenses: Tenant’s proportionate share of all Operating Expenses (as hereinafter defined) in excess of Operating Expenses for the Base Year (as hereinafter defined).

(h) Tenant’s Share: 3.67% (See also Definitions)

(i) Use: General office use and uses reasonably ancillary thereto, and for no other purpose.

(j) Security Deposit: $11,503.34

(k) Addresses for Notices:

Landlord’s Address for Notices:

1717 OSSRE, LLC

406 Executive Drive

Langhorne, PA 19047

Attn: Nandish Patel, President/CEO

Email: pn@phneco.com

With a Required Copy to:

Royer Cooper Cohen Braunfeld LLC
101 West Elm Street

Suite 400

Conshohocken, PA 19428

Attn: Jon Grosser, Esq.

Email: jgrosser@rccblaw.com

Tenant’s Address for Notices:

Tenant’s Address for Notices:

SAVARA INC.

6836 Bee Cave Rd.

Building III, Suite 201

Austin, TX 78746

Attn: Dave Lowrance, CFO

Email: dave.lowrance@savarapharma.com

(l) Additional Definitions:

“ADA” means the Americans with Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant (directly or indirectly), (ii) any successor to Tenant by merger, consolidation or reorganization, (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern, and (iv) any entity acquiring, directly or indirectly, all interests in Tenant (directly or indirectly) or who purchases all or substantially all of Tenant’s assets.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Base Year” means calendar year 2021.

“Broker” means Colliers International.

“Building Holidays” means New Year’s Day, President’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit B, as the same may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, lobbies, hallways, restrooms, elevators, driveways, sidewalks, parking, loading and landscaped areas.

“Delivery Date” means the date that Landlord shall deliver sole and exclusive possession of the Premises to Tenant with the Tenant Improvements Substantially Complete.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 12% per annum.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term (as hereinafter defined).

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Normal Business Hours” means 8:00 A.M. to 6:00 P.M., Monday through Friday, and 9:00 A.M. to 12:00 noon, Saturday, Building Holidays excepted

“Operating Expenses” means all costs, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to (i) the charges at standard retail rates for any services provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8. of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property pursuant to Section 9 of this Lease, (iv) the cost of trash collection, (v) all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements (A) required by any Laws, (B) made for the purpose of reducing Operating Expenses, or (C) made for the purpose of directly enhancing the safety of tenants in the Building, (vii) a management and administrative fee, and (viii) a tenant service charge. The foregoing notwithstanding, Operating Expenses will not include (1) depreciation on the Building, (2) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (3) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, or (4) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Parties” or forms thereof, means Landlord and Tenant collectively.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Punch list items” shall mean a list prepared by Landlord’s representative (e.g., the architect or contractor) with Tenant, on or prior to the Commencement Date, during a joint inspection of the Premises to determine and record the condition of the Premises and to prepare a list of items that have not been completed (or which have not been correctly or properly completed) in conformity with Exhibit C. Landlord will promptly undertake and diligently prosecute the correction of any punch list items of which it is notified as aforesaid.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Substantial Completion,” “Substantially Completed,” “Substantially Complete,” and similar terms, shall mean that state of completion of the Tenant Improvements which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Premises for its intended purposes (including the availability of required utility services) without material interference to the customary business activities of Tenant by reason of the completion of the Tenant Improvements. The Premises shall be deemed Substantially Completed even though minor or insubstantial details of construction, mechanical adjustment (assuming such mechanical adjustment does not materially interfere with Tenant’s business) or decoration remain to be performed, the non-completion of which does not materially interfere with Tenant’s use of the Premises or the conduct of its business thereof On the Commencement Date, it shall be presumed that all Tenant Improvements were satisfactorily performed in accordance with, and meeting the requirements of, this Lease other than “Punch list items.”

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant Improvements” means the improvements to be performed by Landlord as set forth on Exhibit C of this Lease.

“Tenant’s Share” means the percentage obtained by dividing the net rentable square feet of the Premises by the rentable square feet of the Building, as either may change from time to time, “Tenant’s Share,” as of the Effective Date, is set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant (other than in connection with a public offering of Tenant’s equity).

(m) Contents: The following are attached to and made a part of this Lease:

Exhibit A:	Plan of Premises
Exhibit B:	Building Rules
Exhibit C:	Tenant Improvements
Exhibit D:	Estoppel Certificate Form
Exhibit E:	Cleaning Schedule
Exhibit F:	Form of Commencement Letter

2. Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the
Premises, together with the right in common with others to use the Common Areas. Except for the obligation of Landlord to complete the Tenant Improvements, Tenant accepts the Premises, Building and Common Areas in their respective “AS IS,” “WHERE-IS” condition, without relying on any representation, covenant or warranty by Landlord, other than as expressly set forth in this Lease.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section
1(i) and in such a manner as is lawful, reputable and will not create any nuisance or otherwise interfere with any other tenant’s normal operations of the management of the Building. Without limiting the foregoing, such .Use shall exclude any use that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA as further described in the Building Rules (as hereinafter defined). All Common Areas shall be subject to Landlord’s exclusive control and management at all times. Tenant shall not use or permit the use of any portion of the Common Areas for other than their intended use.

4. Term.

(a) Initial Term. The Initial Term shall commence on the Commencement Date and shall end (unless sooner terminated) at 11:59 PM on the last day of the month which is 36 full months from the Commencement Date (unless this Lease commences on the first day of a month in which case this Lease shall expire on the last date of the month which is 36 full months after the Commencement Date). Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control; provided, however, that Rent shall be abated for any such period of delay. Notwithstanding the foregoing, Tenant shall be entitled to access the Premises during the 1 week period that is immediately prior to the Commencement Date for the purpose of installing Tenant’s wiring and cabling for voice and data, and installing Tenant’s furniture, fixtures and equipment, provided that in no event shall Tenant or its contractors interfere with Landlord’s contractors and/or adversely affect Substantial Completion of the Tenant Improvements.

(b) Renewal Term,

(i) Provided Tenant has not committed an Event of Default of this Lease at the time the Renewal Notice (as hereinafter defined) is received by Landlord or upon the commencement of the Renewal Term (as hereinafter defined), and provided further that this Lease has not been terminated pursuant to the provisions hereof, Tenant shall have the right and option (the “Renewal Option”), exercisable by written notice as set forth below, to renew the Term of this Lease for 1 additional period of 36 months (the “Renewal Term”) commencing immediately after the expiration of the Initial Term. The Renewal Option shall expire and be of no force or effect unless exercised by Tenant giving written notice thereof to Landlord (the “Renewal Notice”) sent not later than six (6) months prior to expiration of the Initial Term. All of the terms, conditions and provisions of this Lease shall remain in full force and effect during the Renewal Term, except that (i) Minimum Annual Rent shall be payable in the amount of the Market Rent (as hereinafter defined) and (ii) Tenant shall have no further right or option to extend the Term of this Lease beyond the Renewal Term.

(ii) If Tenant timely and properly exercises the Renewal Option, Landlord shall, within 30 days after delivery of the Renewal Notice, notify Tenant, in writing, of Landlord’s good faith determination of the Market Rent. Tenant shall within the next 15 days following receipt of Landlord’s determination of the Market Rent notify Landlord, in writing, of Tenant’s acceptance or rejection of Landlord’s determination of the Market Rent. If Tenant notifies Landlord, in writing, within such 15 day period, that it accepts Landlord’s determination of the Market Rent, the Lease shall be extended as provided herein. If Tenant does not notify Landlord, in writing, within 15 days of Landlord’s good faith determination of the Market Rent of Tenant’s acceptance or rejection of Landlord’s determination of the Market Rent, the Lease shall end, automatically, on the Expiration Date. If Tenant notifies Landlord, in writing, within such 15 day period that Tenant rejects Landlord’s determination of the Market Rent but still desires to renew the Lease for the Renewal Term, Tenant shall be deemed to have rejected Landlord’s determination of Market Rent and to have elected to initiate binding arbitration in order to determine the Market Rent as provided herein.

(iii) If Tenant is deemed to have elected to initiate binding arbitration as aforesaid, then, within 15 days thereafter, Tenant shall give written notice to Landlord of the name and address of the person designated to act as arbitrator on its behalf. Any “arbitrator” for purposes of this Section 4(b) shall be an independent commercial real estate appraiser licensed in the Commonwealth of Pennsylvania who has had at least ten (10) years’ experience immediately prior to the date in question evaluating rental rates for similar office properties in the same sub-market in which the Building is situated, and who has not previously been employed by either Landlord or Tenant. Within 15 days after Landlord’s receipt of such written notice from Tenant, Landlord shall give written notice to Tenant of the name and address of the person designated to act as arbitrator on its behalf. If Tenant fails to give timely written notice to Landlord of the name and address of the person designated to act as arbitrator on its behalf, Landlord shall provide an additional written notice .to Tenant requiring Tenant’s appointment of an arbitrator within 5 days after Tenant’s receipt thereof. If Tenant fails to notify Landlord of the appointment of its arbitrator within such 5 day period, the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator. If Landlord fails to give timely written notice to Tenant of the name and address of the person designated to act as arbitrator on its behalf, Tenant shall provide an additional written notice to Landlord requiring Landlord’s appointment of an arbitrator within five 5 days after Landlord’s receipt thereof. If Landlord fails to notify Tenant of the appointment of its arbitrator within such five 5 day period, the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator. The two arbitrators so chosen shall meet within 20 days after the second arbitrator is appointed and shall exchange sealed envelopes each containing such arbitrator’s written determination of the Market Rent for the Premises during the Renewal Term. The Market Rent specified by Landlord’s arbitrator shall herein be called “Landlord’s Submitted Value” and the Market Rent specified by Tenant’s arbitrator shall herein be called “Tenant’s Submitted Value.” Copies of such written determinations shall be sent to both Landlord and Tenant within the foregoing 20 day period. Any failure of Tenant’s arbitrator to timely meet and exchange Tenant’s Submitted Value with Landlord’s arbitrator shall be deemed the parties’ acceptance of Landlord’s Submitted Value, unless such failure is remedied within 5 days following Tenant’s receipt of written notice thereof from Landlord. Any failure of Landlord’s arbitrator to timely meet and exchange Landlord’s Submitted Value with Tenant’s arbitrator shall be deemed the parties’ acceptance of Tenant’s Submitted Value, unless such failure is remedied within five 5 days following Landlord’s receipt of written notice thereof from Tenant. If the higher determination of Market Rent is not more than 105% of the lower determination of the Market Rent, then the Market Rent shall be deemed to be the average of the two determinations. If, however, the higher determination is more than 105% of the lower determination, then, within ten (10) days after the respective Market Rent determinations are submitted to Landlord and Tenant, the two (2) arbitrators shall, together, appoint a third arbitrator. In the event the two arbitrators are unable to agree upon the third arbitrator within 15 days, Landlord or Tenant, on behalf of both parties and on notice to the other, may request the appointment of a third arbitrator the American Arbitration Association (the “AAA”) or any successor organization thereof in accordance with its rules then prevailing or if the AAA or such successor organization shall fail to appoint a third arbitrator within 15 days after such request is made, then, Landlord or Tenant, on behalf of both parties and on notice to the other, may apply to any court having jurisdiction thereof for the appointment of such third arbitrator. Within 5 days after the appointment of a third arbitrator, Landlord’s arbitrator shall submit Landlord’s Submitted Value to such third arbitrator and Tenant’s arbitrator shall submit Tenant’s Submitted Value to such third arbitrator. Such third arbitrator shall, within 15 days after the end of such 5 day period, select either Landlord’s Submitted Value or Tenant’s Submitted Value as the Market Rent of the Premises for the Renewal Term, and such third arbitrator shall deliver copies of his/her determination to both Landlord and Tenant prior to the expiration of the foregoing 15 day period specifying whether Landlord’s Submitted Value or Tenant’s Submitted Value, but no other value, shall be the Market Rent of the Premises for the Renewal Term. The Market Rent of the Premises for the Renewal Term, as determined by the foregoing process, shall be binding upon Landlord and Tenant; provided, however, that in no event shall the Market Rent of the Premises for the Renewal Term be less than the Minimum Annual Rent payable by Tenant for and during Lease Year 3, anything herein above to the contrary notwithstanding. Following the determination of the Market Rent of the Premises for the Renewal Term, upon the request of Landlord or Tenant, the parties shall enter into an amendment to this ease, in form and substance reasonably acceptable to the parties, reflecting (A) the extension of the Term, (B) the Minimum Annual Rent payable during the Renewal Term, and (C) any other amendments to this Lease as may be agreed upon by Landlord and Tenant.

(iv) Each party shall pay the fees and expenses of the one of the two initial arbitrators appointed by or for such party. The fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(v) In no event shall Landlord be responsible for (A) any improvements to the Premises or (B) any improvement (or refresher) allowance in connection with the Renewal Term unless otherwise agreed to in writing by the parties.

(vi) Should Tenant timely and properly exercise the Renewal Option, then, upon the commencement thereof, the word “Term,” as used in the Lease, shall mean the Term, as defined herein, as extended by the Renewal Term.

(vii) Tenant acknowledges and agrees that the Renewal Option is personal to the Tenant named herein and is not assignable or transferrable.

5. Rent. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above, unless Landlord designates otherwise in a writing sent to Tenant. Such Monthly Rent shall commence to accrue on the Commencement Date; provided, however, that Tenant shall pay the initial monthly installment of Minimum Annual Rent.to Landlord upon Tenant’s execution hereof. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 10 days after the date due (the “Late Rent Fee”). In addition, any Rent, including such. Late Rent Fee, not paid within 10 days after the due date will bear interest at the Interest Rate from the date due to the date paid (the “Late Rent Interest Fee”). If any taxes, special assessments, fees or other charges are imposed against Landlord by any authority with respect to the Rent (e.g., a use and occupancy tax and not a tax in the nature of an income tax), Tenant will pay these amounts to Landlord when due. Notwithstanding the foregoing, such Late Rent Fee and Late Rent Interest Fee shall not be charged with respect to the first occurrence (but not any subsequent occurrences) during any 12 calendar month period that Tenant fails to make a Rent payment when due, until 5 days after Landlord delivers written notice of such delinquency to Tenant.

6. Operating Expenses. Commencing on January 1, 2022, Tenant shall pay to Landlord Tenant’s Share of Operating Expenses in excess of the Operating Expenses for the Base Year. Operating Expenses shall be grossed up to reflect a 95% occupied building. Landlord may reasonably and in good faith adjust such amounts from time to time if the estimated Annual Operating Expenses increases or decreases. Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses in excess of the Operating Expenses for the Base Year, provided that Landlord shall provide at least 30 days prior written notice to Tenant of the amount and reason for such separate invoice. Landlord shall maintain books and records of all Operating Expenses. Landlord shall provide Tenant with a reasonably detailed written statement of Operating Expenses for the preceding calendar year or part thereof. Within 10 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s or Tenant’s option, Landlord shall credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 60 days after Tenant’s receipt of Landlord’s statement, Tenant shall be deemed to have waived the right to contest the statement. During such 60 day period Tenant shall be entitled, during regular business hours, after giving to Landlord at least 5 business days prior written notice, to inspect in Landlord’s business office, all Landlord’s records necessary to satisfy itself that all charges set forth in the statement have been correctly allocated to Tenant, provided, however, that Tenant shall make all payments of additional rent without delay, and that Tenant’s obligation to pay such additional rent shall not be contingent on any such right. If Operating Expenses for the period in question are determined to be overstated by more than 5% in the aggregate, Landlord shall reimburse Tenant for all reasonable third-party costs incurred related to the inspection or audit (but in no event to exceed the sum of $2,000). If the inspection or audit determines an expense or cost that should not be included in Operating Expenses, and Landlord reasonably agrees with such determination, an adjustment shall be made to both the year subject to the inspection or audit, and the Base Year, if applicable, so costs and expenses for each year are consistently applied. Landlord’s and Tenant’s rights and obligations to pay any overpayment or deficiency due the other pursuant to this Section 6 shall survive the expiration or termination of this Lease.

7. Services. Landlord will furnish the following services for the normal use and occupancy of the Premises for general office purposes, (a) electricity, (b) heating and air conditioning systems in season during Normal Business Hours, (c) gas, (d) water for drinking and restroom purposes, (e) trash removal and janitorial services pursuant to the cleaning schedule attached as Exhibit E, and (f) such other services Landlord reasonably determines are appropriate or necessary. Tenant will pay for Tenant’s Share of all electricity used and consumed in the Building as measured by a single meter therefor. Tenant’s Share of all electricity used and consumed in the Building shall be paid by Tenant to Landlord, in full, within 10 days of Tenant’s receipt of a monthly invoice therefor from Landlord. Tenant’s Share of all electricity used and consumed in the Building shall be billed separately from, and shall not be included in, and shall be in addition to, Operating Expenses and Minimum Annual Rent. Tenant’s Share of all electricity used and consumed in the Building is initially estimated to be $1.80 per rentable square foot per year (payable at $370.00 per month). Landlord may reasonably and in good faith adjust such amount from time to time if Landlord’s cost of electricity increases or decreases. Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated electrical use in the Premises. The foregoing notwithstanding, if Tenant requests, and if Landlord is able to furnish, services in addition to those identified above, including heating or air conditioning outside of Normal Business Hours, Tenant shall pay the reasonable charge for such supplemental services. (For the avoidance of doubt, the reasonable charge may include any ministerial costs of reading the meter, allocating the costs and invoicing Tenant.) If because of Tenant’s density, equipment or other Tenant circumstances, Tenant puts demands on the Building Systems in excess of those of the typical office user in the Building, Landlord may install supplemental equipment and meters at Tenant’s expense, and Tenant shall pay Landlord as additional rent, on a monthly basis when invoiced, an amount equal to Tenant’s Share of all electricity and gas supplied to the Building, the Premises and the common areas. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building, Premises or common areas.

Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility and shall be installed in a manner approved by Landlord, such approval not to be unreasonably withheld. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay within 10 days after receipt of invoice therefor, the cost of Tenant’s excessive consumption, as reasonably determined and documented by Landlord.

8. Insurance; Waivers; Indemnification and Limitation of Liability.

(a) Landlord’s Insurance. Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any alterations solely made by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b) Tenant’s Insurance. Tenant, at its expense, shall keep in effect (i) commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property in the following amounts. Not less than a $2,000,000 combined single limit with a $3,000,000 general aggregate limit for bodily injury or property damage (provided, however, that such limits shall not limit Tenant’s liability hereunder), (ii) workmen’s compensation insurance covering Tenant’s, employees conducting the operation of its business upon the Premises, and (iii) “all risk” coverage on all of Tenant’s personal property, including, but not limited to, standard fire and extended coverage insurance with vandalism and malicious mischief endorsements on all Tenant’s improvements and alterations in or about the Premises, to the extent of their full replacement value. Landlord and Tenant agree that the foregoing stated amounts are subject to revision during the Term of this Lease if necessary in order to conform said amounts to those then being required in leases of similar space in Southeastern Pennsylvania area. Tenant shall provide Landlord (and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee) with a certificate of insurance evidencing that each of the foregoing parties are listed as an additional insured in Tenant’s policy. Without limitation of the foregoing, Landlord and Landlord’s managing agent for the Building shall each be listed as an “additional insured” on Tenant’s policy of liability insurance, including any replacement(s) thereof. Tenant’s insurance shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and, admitted in the state in which the Property is located, and reasonably acceptable to Landlord. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c) Waiver of Subrogation. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers’ right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.

(d) Indemnity and Limitation of Liability. With respect to the Premises, Tenant agrees to defend, indemnify and hold harmless Landlord and its affiliated companies and the officers, directors, employees, agents and representatives of the same from any and all liabilities, penalties, settlements, costs, losses, or damages of any kind or nature (including reasonable attorneys’ fees, court costs and expenses), whether such claim is based on contract, tort or on any other theory of law, to the extent that Tenant, directly or indirectly, causes the same. The provisions of this Section 8(d) shall survive the expiration or termination of this Lease for the applicable statutory period.

9. Maintenance and Repairs.

(a) Except as provided in Section 9(b) below, Landlord shall maintain the Building, the Common Areas, the Building Systems and any other improvements owned by Landlord located on the Property in accordance with buildings of similar size, age and class in Southeastern Pennsylvania; provided, however, that if any such repairs result from the act, fault or negligence of Tenant (other than ordinary wear and tear), such repairs will be made by Landlord at Tenant’s expense. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b) Tenant will, at its sole cost and expense, maintain the Premises and all of its fixtures, systems, equipment and improvements, in clean, safe, orderly and sanitary condition free of accumulation of dirt and rubbish. Tenant will not permit or suffer any overloading of the floors of the Premises and will not do or suffer any waste or injury with respect thereto: In case of any destruction or damage of any kind whatsoever to the Premises, or any part thereof, including, without limitation, any glass and the Tenant property in or at the

Premises, Tenant shall repair said damage or destruction as speedily as possible, at Tenant’s own cost and expense. At Tenant’s sole cost and expense, Landlord will (a) repair HVAC, electrical or plumbing system(s) (“Tenant System”) which service the Demised Premises and which are specifically installed therein above the base building standard, and (b) furnish for Landlord’s installation, and pay Landlord for its installation of, bulbs, starters and ballasts for lighting fixtures. When used in this Section 9(b), the term “repair(s)” includes replacement(s), restoration(s), addition(s), improvement(s), alteration(s) and/or renewal(s) when necessary.

(c) Notwithstanding anything to the contrary in this Lease, in the event of an emergency that constitutes an imminent danger to persons or property or materially interferes with Tenant’s business operations and which requires emergency repairs to the Premises or the Property which are Landlord’s responsibility under this Lease, Tenant shall, prior to making repairs, use diligent efforts to contact Landlord or any Building manager who Tenant has been notified to contact in the event of an emergency. In the event Tenant is unable to contact Landlord or such Building manager or in the event Tenant is able to contact Landlord or such Building manager and Landlord fails to commence such repairs within a reasonable time under the circumstances, Tenant shall have the right, but not the obligation, to take whatever action is reasonably necessary under the circumstances to repair any portion or component of the Premises or Property. Tenant shall use commercially reasonable efforts to minimize interference with the rights of other tenants to use their respective premises in the Building, and all work done in accordance herewith must be performed at a reasonable and competitive cost and expense (taking into account the circumstances of the emergency). To the extent such work performed by Tenant is Landlord’s responsibility under this Lease, Landlord shall reimburse Tenant for the cost of the same within 30 days of receipt of a reasonably documented invoice therefor.

10. Compliance.

(a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy thereof. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. If Landlord delivers the Premises to Tenant so that the same is fully compliant with all then applicable laws, including but not limited to the ADA, then Tenant shall not do anything to cause the Premises or the Property to become noncompliant with those laws that are in effect as of the Effective Date of this Lease. In furtherance thereof, Landlord makes no representation or warranty to Tenant that the Tenant Improvements comply with all then applicable laws, including but not limited to the ADA.

(b) Tenant will comply, and will cause its Agents to comply, with the Building Rules attached to this Lease as Exhibit B. To the extent of any conflict between the Building Rules and the terms of this Lease, the terms of this Lease shall prevail.

(c) Tenant agrees not to knowingly do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form reasonably satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed, and receiving reasonable written documentation from Landlord’s insurance carrier of the increased insurance amount and the reason for the increase.

(d) Tenant agrees that (i) Tenant will conduct no activity on the Premises that will produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”), (ii) the Premises will not be used by Tenant for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws, (iii) no portion of the Premises or Property will he used by Tenant or Tenant’s Agents for disposal of Hazardous Materials, (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical, and (v) Tenant will immediately notify Landlord of any known violation by Tenant or Tenant’s Agents of any Environmental Laws or the known release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, reasonable attorneys’ fees, and damages to the extent Tenant caused the same and Tenant will remediate the same so as to comply with the minimum requirements as required by law. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Any such required remediation to be performed by Tenant pursuant to the terms and conditions of this Section 10(d) shall be performed by the mutually agreed upon (that is by Landlord and Tenant) lowest cost of the three responsible and responsive contractors bidding on the work necessary to effect to provisions of this Section 10(d).

(e) Landlord represents and warrants to Tenant that, to the best of Landlord’s actual knowledge and based upon a Phase I environmental site assessment performed at the time of Landlord’s acquisition of the Property, the Building and the Property are, as of the date of this Lease, free from the presence of any Hazardous Materials in excess of legally permitted maximum thresholds under applicable Environmental Laws. If at any time during or after the Term, any portion of the Property is found to be contaminated by Landlord or Landlord’s Agents, Landlord will indemnify, defend and hold Tenant harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall remediate same at Landlord’s cost. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

11. Signs. Landlord will furnish Tenant building standard identification signage on the Building lobby directory, and on or beside the main entrance door to the Premises. Moreover, at Landlord’s option, Landlord shall provide Tenant with signage on the Building’s monument sign, if available. Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all .signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12. Initial Improvements; Alterations.

(a) Initial Improvements. Prior to the Commencement Date, Landlord shall have Substantially Completed the Tenant Improvement in the Premises as a “turnkey” solution at Landlord’s own expense, subject to the application of the Allowance (as defined in Exhibit C attached hereto). The Tenant Improvements shall be completed in accordance with the terms and provisions of Exhibit C attached hereto. Landlord intends that the Tenant Improvements shall be Substantially Complete within ninety (90) days of the Effective Date (the “Target Date”). If the Tenant Improvements are not Substantially Complete on or before the Target Date, Landlord shall have no liability to Tenant. Notwithstanding the foregoing, if, due to no fault or neglect of Tenant, Landlord fails to cause the Tenant Improvements to be Substantially Completed within thirty (30) days from and after the Target Date, Tenant shall receive a credit against the Minimum Annual Rent first due and payable in an amount equal to one days’ Minimum Annual Rent for each such day of delay. The parties agree that the Target Date shall be extended on account of Force Majeure (as hereinafter defined).

(b) Alterations. Except for non-structural Alterations that (i) do not exceed $5,000 per alteration and $50,000 in the aggregate in any calendar year, (ii) are not visible from the exterior of the Premises, (iii) do not adversely affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling,

Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations made by or at Tenant’s request on behalf of Tenant (whether or not the Alteration requires Landlord’s consent), (A) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, and any other associated or affiliated entity as their interests may appear as additional insureds, (B) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, which consent shall not be unreasonably withheld, (C) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, which approval shall not be unreasonably withheld, (D) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications which Landlord reasonably deems necessary, and (E) upon Landlord’s reasonable request, Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease. At that time without payment by Landlord, the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration, reasonable wear and tear. excepted. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant in writing whether. Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not adversely affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant. Notwithstanding the foregoing, it is understood and agreed that Tenant shall have no obligation to remove the Tenant Improvements at the expiration or earlier termination of this Lease.

13. Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises pursuant to a contract with Tenant or its Agents. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished pursuant to a contract with Tenant or its Agents. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property pursuant to a contract with, or allegedly with, Tenant or its Agents, Tenant shall discharge the same by bonding or otherwise within 30 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14. Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable prior written notice (except in cases of an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 6 months of the Term, to exhibit the Premises to any prospective tenant (provided that Tenant shall have the opportunity to provide a representative of Tenant to accompany such entry). Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights. Landlord will endeavor not to interfere with Tenant’s operations during any such entry, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from such entry.

15. Damage by Fire or Other Casualty. If the Building, Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section 15, shall repair such damage and restore the Building, Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete. In such event, either Landlord or Tenant (unless the damage was solely caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive a proportionate abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty, and Tenant does not use the same.

16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the. Premises is Taken and the remainder is insufficient in Landlord’s or Tenant’s good faith opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession and Landlord shall promptly refund any portion of the Minimum Annual Rent and Annual Operating Expenses attributable to periods after the termination date. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square footage of the area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from making its own claim for relocation damages and loss of fixtures and improvements, provided that the same does not affect Landlord’s claim.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as provided in Section 18(b), Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord, (ii) the business, business reputation, or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord has been in discussions with such proposed transferee to occupy comparable space in the Building, or (iv) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease, Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) any Affiliate that is an entity controlling, controlled by, or under common control of, Tenant (directly or indirectly) has a tangible net worth at least equal to or exceeding that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption .agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s’ compliance with the insurance requirements of Tenant under this Lease.

(c) The provisions of Section 18(a) notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition, If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall (unless such Transfer is to an Affiliate) pay to Landlord, immediately upon receipt, 50% of the excess of all compensation received by Tenant for the Transfer net of the commercially reasonable costs of the Transfer, including, without limitation, costs of improvements, brokers commission fees, and legal fees, over the Rent allocable to the Premises transferred.

(d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for its commercially reasonable attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19. Subordination; Mortgagee’s Rights.

(a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further reasonable instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery, provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord, except that a Mortgagee shall be responsible for performing the obligations of the Landlord hereunder during the period after the date it takes possession of the Property, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

(d) Upon receipt of any request therefor from Tenant, Landlord shall use reasonable, good faith efforts to obtain a subordination, non-disturbance and attornment agreement, upon ordinary and typical terms, from the holder or holders of any mortgage(s) or other instrument(s) that now or hereinafter encumber all or any part of the Property, provided, however, that so long as landlord uses good faith reasonable efforts to do so, Landlord’s failure to obtain a subordination, non-disturbance and attornment agreement, upon ordinary and typical terms, from the holder or holders of any mortgage(s) or other instrument(s) that now or hereinafter encumber all or any part of the Property shall not be deemed to constitute a default of this Lease by Landlord.

20. Tenant’s Certificate; Financial Information. Within 10 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit D (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.

21. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall (i) return possession of the Premises to Landlord in a condition substantially similar to the condition when received by Tenant, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease, and (ii) Tenant shall have removed from the Premises all personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage occurring during the Term caused by any marking, painting, drilling into or defacement of the Building or any part of the Premises, or resulting from the removal of such personal property installed by Tenant or its assignees or subtenants, and Tenant shall restore the Property to good order and condition, normal wear and tear excepted. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, excluding Tenant Improvements, Tenant shall pay Landlord the commercially reasonable costs incurred by Landlord in restoring the Premises to such condition.

(b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent for of any holdover period shall be equal to the sum of (i) 150% of the monthly Minimum Annual Rent payable for the last full month immediately preceding the holdover and (ii) Tenant’s Share of Operating Expenses for such month. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all legal and equitable remedies available to Landlord in the event of a Tenant default.

22. Defaults - Remedies.

(a) It shall be an “Event of Default” if:

(i) Tenant does not pay in full when due any and all Rent and Tenant fails to cure such failure within 10 days of receipt of written notice thereof from Landlord (provided, however, that Landlord shall not be obligated to provide any such notice to Tenant more than 1 time during any 12 month period, and should Tenant fail to pay in full when due any and all Rent within 12 months of Tenant’s receipt of any such notice from Landlord, such failure shall constitute an automatic Event of Default).

(ii) Tenant enters into or permits any Transfer in violation of Section 18 above.

(iii) Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default, provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default (not to exceed 60 days following Landlord’s original notice).

(iv) Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon, provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(iv) Tenant admits in writing of its inability to pay its debts when due.

(v) A receiver or trustee for the business or property of Tenant is appointed, unless such appointment shall be vacated within 14 days of its entry.

(b) Upon the occurrence of an Event of Default, Landlord may, without notice to Tenant in any instance, do any one or more of the following:

(i) Landlord may terminate all services (including, without limitation, the furnishing of utilities) and may re-enter the Premises, either by summary proceeding or otherwise, and may remove all persons and property from the Premises, and such property may be removed and stored in a public warehouse at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Landlord, without further demand or notice, may proceed to distress and sell the goods there found and to levy the Rent and all other charges herein, and Tenant shall pay all costs and officer’s commissions, including watchmen’s wages, and further including a sum equal to 5% of the amount of the levy chargeable as commissions to the constable or officers’ commissions and other charges shall immediately attach and become a part of the claim of Landlord for Rent, and any tender of Rent without said costs, commissions and charges made after the issuance of a warrant of distress shall not be sufficient to satisfy the claim of Landlord.

(ii) With or without judicial process, Landlord may enter the Premises and take possession of any and all goods, inventory, equipment, fixtures and all other personal property of Tenant situated in the Premises without liability for trespass or conversion, and may sell all or any part thereof at public or private sale in accordance with applicable law. Tenant agrees that 5 days’ prior notice of any public or private sale shall constitute reasonable notice. The proceeds of any such sale shall be applied, first, to the payment of all costs and expenses of conducting the sale or caring for or storing said property, including all reasonable attorneys’ fees, second, toward the payment of any indebtedness, including (without limitation) indebtedness for Rent, which may be or may become due from Tenant to Landlord, and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid.

(iii) Landlord may perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand.

(iv) Landlord may elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and may reenter the Premises, without the necessity of legal proceedings, and may remove Tenant and all other persons (if Tenant is still in possession) and property from the Premises, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby.

(v) Landlord may exercise any other legal or equitable right or remedy which it may have.

(vi) CONFESSION OF JUDGMENT FOR POSSESSION. THE FOLLOWING SECTIONS SET FORTH WARRANTS OF AUTHORITY FOR AN ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES.

(1) UPON AN EVENT OF DEFAULT BY TENANT UNDER THIS LEASE AGREEMENT OR UPON THE EXPIRATION OF THE TERM OF THIS LEASE AGREEMENT OR THE EARLIER TERMINATION OR SURRENDER HEREOF AS PROVIDED IN THIS LEASE AGREEMENT, IT SHALL BE LAWFUL FOR ANY ATTORNEY TO APPEAR AS ATTORNEY FOR TENANT AS WELL AS FOR ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT AND TO CONFESS JUDGMENT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE AGREEMENT SHALL BE ITS SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION OR OTHER APPROPRIATE WRIT UNDER THE RULES OF CIVIL PROCEDURE THEN IN EFFECT MAY ISSUE FORTHWITH WITHOUT ANY PRIOR WRIT OR PROCEEDINGS AND TENANT, WITH FULL KNOWLEDGE OF SUCH REMEDIES, WAIVES ITS RIGHTS TO NOTICE THEREOF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE AGREEMENT. TENANT ACKNOWLEDGES THAT THIS LEASE AGREEMENT GRANTS TO TENANT ADEQUATE GRACE AND NOTICE PERIODS AND TENANT ACCEPTS SUCH GRACE AND NOTICE PROVISIONS AS SATISFYING ALL OF TENANT’S RIGHTS INCLUDING BUT NOT LIMITED TO ITS CONSTITUTIONAL RIGHTS, PROVIDED, HOWEVER, IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE DETERMINED THAT THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT FOR THE SAME DEFAULT AND UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AGREEMENT UNDER ANY OF THE TERMS OF THIS LEASE AGREEMENT TO BRING ONE OR MORE FURTHER ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES AND CONFESS JUDGMENT FOR THE RECOVERY OF POSSESSION OF THE PREMISES AS HEREINABOVE PROVIDED.

(2) IN ANY ACTION TO CONFESS JUDGMENT FOR POSSESSION OF THE PREMISES, LANDLORD SHALL FIRST CAUSE TO BE FILED IN SUCH ACTION AN AFFIDAVIT MADE BY IT OR SOMEONE ACTING FOR IT, SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF JUDGMENT, AND, IF A TRUE COPY OF THIS LEASE AGREEMENT (AND OF THE TRUTH OF THE COPY SUCH AFFIDAVIT SHALL BE SUFFICIENT EVIDENCE) BE FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY, ANY RULE OF COURT, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING. TENANT HEREBY RELEASES TO LANDLORD AND TO ANY AND ALL ATTORNEYS WHO MAY APPEAR FOR TENANT ALL PROCEDURAL ERRORS IN SAID PROCEEDINGS AND ALL LIABILITY THEREOF, UNDER THE ACTS OF ASSEMBLY AND RULES OF CIVIL PROCEDURE, EITHER AT THE END OF THE TERM OR EARLIER TERMINATION OF THIS LEASE AGREEMENT. TENANT, ACKNOWLEDGING THE ADEQUACY OF THE GRACE AND NOTICE PROVISIONS CONTAINED HEREIN, SPECIFICALLY WAIVES ANY RIGHTS TO NOTICE REQUIRED BY THE LANDLORD AND TENANT ACT OF 1951, AS AMENDED, AND AGREES THAT 5 DAYS’ NOTICE SHALL BE SUFFICIENT IN ANY SUCH CASE.

Tenant’s Initials:	DLL

(vii) WAIVER OF JURY TRIAL; WAIVER OF NOTICES. LANDLORD AND TENANT EACH HEREBY RESPECTIVELY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY OTHER STATUTORY REMEDY.

(viii) TENANT HEREBY WAIVES THE RIGHT TO ANY NOTICES NOT EXPRESSLY REQUIRED PURSUANT TO THE TERMS OF THIS LEASE. WITHOUT LIMITATION OF THE FOREGOING, IF PROCEEDINGS SHALL BE COMMENCED BY LANDLORD TO RECOVER POSSESSION EITHER AT THE END OF THE TERM OR ANY EXTENSION THEREOF OR ON SOONER TERMINATION THEREOF, OR FOR NONPAYMENT OF RENT OR ANY OTHER REASON, TENANT SPECIFICALLY WAIVES THE RIGHT TO THE THREE (3) MONTHS NOTICE AND/OR THE FIFTEEN (15) OR 30 DAYS NOTICE REQUIRED UNDER THE PENNSYLVANIA LANDLORD AND TENANT ACT.

(ix) Notwithstanding the provisions of Section 22(b)(iii) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in Subsection 22(b)(iii) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency.

(x) Tenant shall pay upon demand all Landlord’s costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which the Tenant causes the Landlord without the Landlord’s fault to become involved or concerned.

(xi) All remedies available to Landlord hereunder and otherwise available at law or in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for rent, for charges, or for damages for the breach of any term, covenant or condition herein contained, nor shall the bringing of any such action for rent, charges or breach of term, covenant or condition, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord’s right to thereafter enforce the same strictly according to the tenor thereof in the event of a continuing or subsequent default.

(c) Damages.

(i) If this Lease is terminated by Landlord pursuant to Section 22(b) above, Tenant nevertheless shall remain liable for all Rent and damages which may be due or sustained by Landlord, and all reasonable costs, fees and expenses including, but not limited to, reasonable attorney’s fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time, and an amount or amounts equal to the total accelerated Rent which, but for termination of this Lease, would have become due during the remainder of the Term or the remainder of the extension period, as the case may be, less the amount or amounts of rental, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such damages shall be computed and payable at Landlord’s option either in an accelerated lump sum payment in an amount equal to the total Rent due for the remaining Term of the Lease or the remainder of any extension period, as the case may be, or payment in monthly installments, in advance, on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term or any extension period, as the case may be, would have expired but for such termination, and any suit or action brought to collect any such damages for any month shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month by a similar proceeding.

(ii) If this Lease is terminated pursuant to Section 22(b), Landlord shall undertake to lease the Premises to a Substitute Tenant (as hereinafter defined) in accordance with the provisions of Section 22(f) hereof, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting, so long as Landlord uses reasonable, good faith effort to lease the Premises as aforesaid and to collect any rent due upon such reletting.

(d) Assignment in Bankruptcy. In the event of an assignment by operation of law under the federal Bankruptcy Code, or any state bankruptcy or insolvency law and Landlord elects not to terminate this Lease under Section 22(b), the assignee shall provide Landlord with adequate assurance of future performance of all of the terms, conditions and covenants of the Lease, which shall include, but which shall not be limited to, assumption of all the terms, covenants and conditions of the Lease by the assignee and the making by the assignee of the following express covenants to Landlord:

(i) That assignee has sufficient capital to pay the Rent and other charges due under the Lease for the remaining Term.

(ii) That assumption of the Lease by the assignee will not cause Landlord to be in violation or breach of any provision in any other lease, financing agreement or operating agreement related to the Property.

(iii) That such assignment and assumption by the assignee will not substantially disrupt or impair any existing tenant mix in the Building.

(e) Default Rate. The term “Default Rate” shall mean an annual rate of interest equal to 15% per annum or the maximum interest rate permitted by law, whichever is lower.

(f) Mitigation of Damages. After an Event of Default that results in Landlord regaining possession of all or part of the Premises, Landlord’s obligation to mitigate damages shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant;

(ii) Landlord shall not be obligated to offer the Premises to any prospective tenant when other premises at the Building are suitable for that prospective tenant’s use are currently available;

(iii) Landlord shall not be obligated to Lease the Premises to a substitute tenant for a rental less than the current fair market rental then prevailing for similar space in comparable buildings of a comparable type in the same market area as the Premises;

(iv) Landlord shall not be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space at the Building;

(v) Landlord shall not be obligated to enter into a lease with any proposed substitute tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner;

(vi) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the demised premises suitable for use by a substitute tenant unless (A) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such substitute tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled to as a result of an Event of Default) or (B) Landlord determines that any such expenditure is financially justified in connection with entering into any lease with such substitute tenant;

(vi) Landlord shall not be obligated to enter into a lease with any substitute tenant whose use would, in Landlord’s judgment, (A) violate any restriction, covenant, or requirement binding upon the Premises, (B) adversely affect the reputation of the Building, or (C) be incompatible with the operation of the Building as a first-class office building.

Upon compliance with the above criteria regarding the re-letting of the Premises after an Event of Default, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of an Event of Default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this subsection (f).

23. Authority. Tenant and Landlord each represent and warrant to the other that (a) it is duly formed, validly existing and subsisting under the laws of the state under which it is organized, and qualified to do business in the state in which the Property is located and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of it.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same obligations, rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued, provided such successor assumes Landlord’s obligations under this Lease after the date of transfer of title (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall he relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. In no event shall Landlord be liable to Tenant for any loss of business or profits or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises and Tenant agrees to look solely to Landlord’s insurance and equity in and proceeds from the real and personal property associated with the Property for the satisfaction of any claim Tenant may have against Landlord.

25. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service for next business day delivery or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section 25 shall be deemed to be the acts of Landlord.

26. Security Deposit. At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it actually suffered by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord in lawful money an amount equal to that portion of the Security Deposit used by Landlord. If Tenant is in compliance with the provisions of this Lease upon the termination or expiration of the same, then the Security Deposit shall be returned to Tenant after the Expiration Date/Termination Date and surrender of the Premises to Landlord.

27. Miscellaneous.

(a) Each party warrants and represents that there was no agent, broker, finder or other intermediary instrumental in consummating this Lease other than Broker, and that no conversations or prior negotiations were had with any other agent, broker, finder or other intermediary concerning the leasing of the Leased Premises. Each party covenants and agrees to indemnify, defend and hold the other party harmless of, from and against any claims for brokerage or other commission arising by reason of a breach of the aforesaid representation and warranty. Landlord shall be responsible for payment of a brokerage commission to Broker pursuant to a separate agreement or agreements. The provisions of this Section 27 shall survive the expiration or sooner termination of the Term of this Lease.

(b) Tenant shall have access to the Premises on a 7 day per week, 24 hours a day basis, subject to any security measures now or hereafter implemented by Landlord.

(c) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(d) In addition to those Sections providing for the survival of the same, Sections 8(d), 10(d), 11, 12(b), 21, 24, 26, 27(a) and this Section 27(d) shall survive the termination, cancellation or expiration of this Lease.

(e) This Lease (together with all exhibits and attachments hereto) represents the entire agreement between the Parties hereto and there are no collateral or oral agreements, representations or warranties or understandings between Landlord and Tenant with respect to the Premises or the Property except as expressly provided for in this Lease. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the Parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(f) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(g) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the Parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(h) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Landlord or Tenant under this Lease shall be jointly and severally liable for such obligations.

(i) Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

(j) This Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument, and that when Landlord and Tenant have each executed and delivered to the other at least one such counterpart to the other, this Lease shall be a valid and binding contract. An executed facsimile copy of this Lease or an executed copy delivered through portable document format by electronic mail shall be deemed an original.

(k) If any suit, action, arbitration or other proceeding, including, without limitation, an appellate proceeding, is instituted in connection with any controversy, dispute, default or breach arising out of this Lease, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs and expenses (including the reasonable fees and expenses of third-party attorneys, paralegals and witnesses) incurred in connection with the prosecution or defense of such proceeding, whether or not the proceeding is prosecuted to a final judgment or determination.

28. Parking. Landlord shall make available to Tenant, together with the other tenants of the Property, on a non-exclusive basis at no cost for the Term and all extensions thereof, parking spaces based on a ratio of 4 parking space for every 1,000 square feet of space leased.

29. Force Majeure.

(a) Landlord shall not incur liability to Tenant with respect to the completion of its obligations under this Lease if such failure is caused by any reason beyond the control of Landlord and which Landlord was unable to prevent by the exercise of reasonable diligence, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, including, without limitation, any moratoriums, work stoppages or other disruptions due to any pandemic, any epidemic, and/or any similar circumstance, or by fire, earthquake, civil commotion, or failure or disruption of utility services (“Force Majeure”); provided, however, that Landlord shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Landlord shall provide prompt written notice of any delay or failure to perform that occurs by reason of Force Majeure. The amount of time for Landlord to perform such party’s obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason of any Force Majeure occurrence whether similar to or different from the foregoing types of occurrences.

(b) Notwithstanding the foregoing, if Tenant is deprived of the use of a material portion of the Premises (i.e., so much of the Premises that Tenant cannot reasonably conduct its business, and in fact ceases to conduct all business, in the remainder thereof) by reason of a Force Majeure event for a period of one hundred eighty (180) days or more, then Tenant shall have the right and option to terminate this Lease (the “Termination Option”), as follows:

(i) Tenant shall exercise the Termination Option, if at all, by written notice to Landlord (the “Termination Notice”), which notice shall specify the date of termination (the “Termination Date”), which date shall be no sooner than thirty (30) days, nor later than ninety (90) days, following the date of such notice.

(ii) In consideration of, and as a condition to, the Termination Option, on or prior to the Termination Date, Tenant shall pay Landlord a fee (the “Termination Fee”) equal the sum of (A) fifty percent (50%) of the Rent remaining due for the balance of the Term, discounted to present value at the rate of 6% per annum, and (B) all then unamortized Transaction Expenses (as hereinafter defined), less (C) an amount equivalent to three (3) monthly installments of Rent then due and payable. “Transaction Expenses” means (w) all costs incurred by Landlord in connection with the Tenant Improvements, (x) all rental incentives (including, without limitation, any free Rent) provided by Landlord to Tenant under this Lease, (y) all reasonable legal fees incurred by Landlord in connection with the preparation and negotiation of this Lease, and (z) all fees and commissions paid by Landlord to Broker in connection with this Lease. The amount and method of calculation of the Transaction Expenses shall be shown on Exhibit G hereto, which exhibit shall be attached to this Lease promptly following the date hereof.

(iii) For purposes of the foregoing calculation, it is agreed by the parties that (A) Tenant's Share Operating Expenses for the Lease Year during which the termination shall occur (the "Termination Year") shall equal Tenant's Share of the then-estimated Operating Expenses for such Termination Year, and (B) Tenant's Share of Operating Expenses for each Lease Year following the Termination Year shall equal the product of (y) Tenant's Share of Operating Expenses for the immediately preceding Lease Year and (z) 1.02, and Tenant's Share Operating Expenses shall no longer be subject to reconciliation in accordance with Section 6 hereof.

(iv) The Termination Fee shall be paid to Landlord by wire transfer or certified check of good and valid, immediately available, U.S. funds, on or prior to the Termination Date.

(v) All Rent shall be adjusted, and paid, up to and including the Termination Date.

(vi) Notwithstanding the foregoing, should Tenant be in default of this Lease upon (A) delivery of the Termination Notice or, (B) the Termination Date, then the Termination Option shall be null and void and of no further force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: 1717 OSSRE, LLC, a Pennsylvania limited liability company
Witness:		By:	/s/ Nandish Patel
Name: Nandish Patel Title: Authorized Member
TENANT:
SAVARA INC., a Delaware corporation
Witness:	/s/ Kathleen McCabe	By:	/s/ David L Lowrance
Name: Dave Lowrance Title: CFO

Exhibit List[1]

Exhibit A:	Plan of Premises [Intentionally omitted.]
Exhibit B:	Building Rules [Intentionally omitted.]
Exhibit C:	Tenant Improvements [Intentionally omitted.]
Exhibit D:	Estoppel Certificate Form [Intentionally omitted.]
Exhibit E:	Cleaning Schedule [Intentionally omitted.]
Exhibit F:	Form of Commencement Letter [Intentionally omitted.]
Exhibit G:	Transaction Expenses [Intentionally omitted.]

[1] Omitted exhibits to be provided to the Securities and Exchange Commission upon request.